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     Jamboree Center                                       CHRISTOPHER A. WILSON
 2 Park Plaza, Suite 450         Law Offices of               C: 949.922.8268
Irvine, California 92614    WILSON, HAGLUND & PAULSEN     E: cwilson@whp-law.com
     T: 949.752.1100
     F: 949.752.1144

                                                                     EXHIBIT 5.1


                                  July 8, 2008


Blackwater Midstream Corp.
P.O. Box D
Garyville, Louisiana 70051

      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have acted as counsel to Blackwater Midstream Corp. (the "Company") in connection with the proposed registration by the Company of up to 5,000,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable under the Blackwater Midstream Corp. 2008 Incentive Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

      The opinions contained in this letter (herein called "our opinions") are based exclusively upon the Nevada Revised Statutes, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

      For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company, including its general counsel, and others and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

      For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading. We have assumed for purposes of this opinion that the Plan will be approved by the shareholders of the Company within one year after the date adopted by the Board of Directors.

      Based upon and subject to the foregoing, we hereby advise you that in our opinion, each share of Common Stock registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company in accordance with the Plan, and when certificates representing such shares have been duly counter-signed by the Company's transfer agent and registered by its registrar, upon payment of the consideration to be paid therefor (in an amount at least equal to the par value of the related shares), will be validly issued, fully paid and non-assessable.

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      Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which Blackwater Midstream Corp. July 8, 2008 Page two may limit the rights of parties to obtain certain remedies; and (iv) any laws except the Nevada Revised Statutes. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

      This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

      We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

      This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present Nevada Revised Statutes be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                         Very Truly Yours,

                                         /s/ Wilson, Haglund & Paulsen, P.C.

                                         WILSON, HAGLUND & PAULSEN, P.C.